Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended March 31, 2013

Strong first quarter 2013 financial results and progress on R&D projects, as reflected in recent product approvals in the United States.

DUBLIN, Ireland, May 10, 2013 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2013.

Total revenue in the quarter ended March 31, 2013 was $593 million, a decrease of $92 million, or 13%, compared to the quarter ended March 31, 2012. For the quarter ended March 31, 2013, the decrease in revenues as compared to the prior year quarter was driven by a decrease in ASACOL net sales of $58 million, due primarily to our decision to cease trade shipments of ASACOL 400 mg in the United States as we transitioned from ASACOL 400 mg to DELZICOL in March 2013, and a decrease in ACTONEL revenues of $35 million, due in large part to continuing declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions. These decreases were offset, in part, by net sales growth in certain other products, primarily LO LOESTRIN FE, which increased $24 million, or 86%, compared to the prior year quarter.

We reported GAAP net income of $113 million, or $0.45 per diluted share, in each of the quarters ended March 31, 2013 and 2012. Cash net income (or CNI, as defined below) for the quarter ended March 31, 2013 was $231 million, compared to $249 million in the prior year quarter. Adjusted CNI was $232 million in the quarter ended March 31, 2013, a decrease of $59 million, or 20%, compared to adjusted CNI of $291 million in the prior year quarter. In computing adjusted CNI for the quarter ended March 31, 2013, we excluded restructuring income of $1 million, net of tax, related to the restructuring of certain of our Western European operations and $2 million, net of tax, of litigation-related charges. In the quarter ended March 31, 2012, we excluded restructuring costs of $42 million, net of tax, related to the Western European restructuring.

References in this press release to “cash net income” or “CNI” mean our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis, of the Western European restructuring and litigation-related charges. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

New Product Approvals

In April and May 2013, the U.S. Food and Drug Administration (“FDA”) approved two new oral contraceptives, (i) norethindrone acetate and ethinyl estradiol capsules and ferrous fumarate capsules (the “April OC”) and (ii) norethindrone acetate and ethinyl estradiol chewable tablets and ferrous fumarate tablets (the “May OC”), in each case for the prevention of pregnancy. We anticipate that we will commercially launch the May OC in early August 2013. We have informed the FDA that we do not intend to commercially launch the April OC at this time and that we intend to use the MINASTRIN 24 FE trade name for the May OC.

On April 12, 2013, we announced that the FDA approved a 200 mg strength of DORYX (doxycycline hyclate) Delayed-Release Tablets, a tetracycline-class oral antibiotic. We anticipate that we will commercially launch DORYX Delayed-Release 200 mg Tablets in July 2013.

On February 5, 2013, we announced that the FDA approved DELZICOL (mesalamine) 400 mg delayed-release capsules, our new mesalamine product indicated for the treatment of mildly to moderately active ulcerative colitis and for the maintenance of remission of ulcerative colitis. We commercially launched DELZICOL in March 2013, and it is currently a promotional focus of our gastroenterology sales force efforts.

Semi-Annual Dividend

On May 7, 2013, we declared a semi-annual cash dividend under our dividend policy (the “Dividend Policy”) in the amount of $0.25 per share, payable June 14, 2013 to shareholders of record on May 31, 2013. Under the Dividend Policy, we expect to pay a total annual cash dividend to our ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share. Any declaration by our Board of Directors to pay future cash dividends, however, will depend on our earnings and financial condition and other relevant factors at such time.

Revenue

Total revenue in the quarter ended March 31, 2013 was $593 million, a decrease of $92 million, or 13%, compared to the quarter ended March 31, 2012. For the quarter ended March 31, 2013, the decrease in revenues as compared to the prior year quarter was driven by a decrease in ASACOL net sales of $58 million, due primarily to our decision to cease trade shipments of ASACOL 400 mg in the United States as we transitioned from ASACOL 400 mg to DELZICOL in March 2013, and a decrease in ACTONEL revenues of $35 million, due in large part to the continuing declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions. These decreases were offset, in part, by net sales growth in certain other products, primarily LO LOESTRIN FE, which increased $24 million, or 86%, compared to the prior year period.

Net sales of our oral contraceptive products in the quarter ended March 31, 2013 increased $9 million, or 6%, compared with the prior year quarter. LOESTRIN 24 FE generated net sales of $93 million in the quarter ended March 31, 2013, a decrease of 14%, compared with $108 million in the prior year quarter. LOESTRIN 24 FE filled prescriptions continue to be negatively impacted by our shift in promotional focus to LO LOESTRIN FE beginning in early 2011. More specifically, the decrease in LOESTRIN 24 FE net sales in the quarter ended March 31, 2013 was due primarily to a decrease in filled prescriptions of 22%, offset, in part, by higher average selling prices and a decrease in sales-related deductions relative to the prior year quarter. LO LOESTRIN FE, which is currently the primary promotional focus of our women’s healthcare sales force efforts, generated net sales of $52 million in the quarter ended March 31, 2013, an increase of 86%, compared with $28 million in the prior year quarter. The increase in LO LOESTRIN FE net sales in the quarter ended March 31, 2013 primarily relates to an increase in filled prescriptions of 78%, a decrease in sales-related deductions and higher average selling prices, offset, in part, by a contraction of pipeline inventories as compared to the prior year quarter. In April and May 2013, the FDA approved two new oral contraceptives, the April OC (norethindrone acetate and ethinyl estradiol capsules and ferrous fumarate capsules) and the May OC (norethindrone acetate and ethinyl estradiol chewable tablets and ferrous fumarate tablets), in each case for the prevention of pregnancy. We anticipate that we will commercially launch the May OC in early August 2013. We have informed the FDA that we do not intend to commercially launch the April OC at this time and that we intend to use the MINASTRIN 24 FE trade name for the May OC.

Total ACTONEL revenues were $111 million in the quarter ended March 31, 2013, a decrease of $35 million, or 24%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended
	March 31,		Increase (decrease)
(dollars in millions)	2013	2012	Dollars	Percent
United States	$79	$76	$3	4%
Non - U.S.	20	55	(35)	(64)%

Total net sales	99	131	(32)	(24)%

Other revenue	12	15	(3)	(20)%

Total ACTONEL revenues	$111	$146	$(35)	(24)%

In the United States, ACTONEL net sales in the quarter ended March 31, 2013 increased $3 million, or 4%, compared to the prior year quarter, due primarily to a decrease in sales-related deductions, higher average selling prices and an expansion of pipeline inventories, offset, in part, by a decrease in filled prescriptions of 34% as compared to the prior year quarter. In the United States, ACTONEL filled prescriptions continue to decline due in part to declines in filled prescriptions within the overall U.S. oral bisphosphonate market. The declines in ACTONEL revenues outside the United States were due to the continued declines in ACTONEL revenues in Western Europe and Canada following the 2010 loss of exclusivity in both regions. We expect to continue to experience significant declines in total ACTONEL revenues in future periods. ATELVIA, which we began to promote in the United States in early 2011 and in Canada in early 2012, generated net sales of $19 million in the quarter ended March 31, 2013, an increase of $3 million, or 19%, compared to the prior year quarter. ATELVIA net sales in the United States were $15 million and $16 million in the quarters ended March 31, 2013 and 2012, respectively. The decrease in ATELVIA net sales in the United States in the quarter ended March 31, 2013 primarily relates to a decrease in filled prescriptions of 8% and an increase in sales-related deductions, offset, in part, by higher average selling prices relative to the prior year quarter.

Net sales of ESTRACE Cream in the quarter ended March 31, 2013 were $53 million, an increase of $1 million, or 2%, compared to net sales of $52 million in the quarter ended March 31, 2012. The increase in ESTRACE Cream net sales in the quarter ended March 31, 2013 was due primarily to higher average selling prices and an increase in filled prescriptions of 8%, offset, in part, by an increase in sales-related deductions and a contraction of pipeline inventories relative to the prior year quarter.

Net sales of our gastroenterology products in the quarter ended March 31, 2013 decreased $53 million, or 25%, compared with the prior year quarter. Net sales of ASACOL were $153 million in the quarter ended March 31, 2013, a decrease of $58 million, or 27%, compared with $211 million in the prior year quarter. ASACOL net sales in the United States in the quarter ended March 31, 2013 totaled $135 million, a decrease of $58 million, or 30%, compared to $193 million in the quarter ended March 31, 2012. The decrease in ASACOL net sales in the United States in the quarter ended March 31, 2013 was due primarily to our decision to cease trade shipments of ASACOL 400 mg in the United States as we transitioned from ASACOL 400 mg to DELZICOL in March 2013 and a decrease in filled prescriptions of 4%, based on IMS Health, Inc. (“IMS”) estimates, offset, in part, by higher average selling prices relative to the prior year quarter. In the United States, our ASACOL 400 mg product accounted for approximately 60% and 74% of our total ASACOL net sales in the United States in the quarters ended March 31, 2013 and 2012, respectively. In February 2013, the FDA approved DELZICOL (mesalamine) 400 mg delayed-release capsules, our new 400 mg mesalamine product indicated for the treatment of mildly to moderately active ulcerative colitis and for the maintenance of remission of ulcerative colitis. We commercially launched DELZICOL in March 2013, and it is currently a promotional focus of our gastroenterology sales force efforts. As a result of the terms pursuant to which we shipped the initial trade units of DELZICOL, we deferred $44 million of the gross revenues (which do not account for applicable sales-related deductions) generated thereby since the criteria to record such revenues were not met as of March 31, 2013, and we recognized $5 million of DELZICOL net sales in the quarter ended March 31, 2013. We expect that such deferred gross revenues (as reduced to account for applicable sales-related deductions) will be recognized in our condensed consolidated statement of operations for the quarter ended June 30, 2013. We expect that net sales of ASACOL 400 mg will continue to significantly decrease over the course of 2013, and that net sales of DELZICOL and ASACOL 800 mg will increase, to a lesser extent, as a result thereof.

Net sales of ENABLEX in the quarter ended March 31, 2013 were $42 million, a decrease of 5% compared to $44 million in the prior year quarter. The decrease in ENABLEX net sales in the quarter ended March 31, 2013 was due primarily to a decrease in filled prescriptions of 33%, offset, in part, by an expansion in pipeline inventories and higher average selling prices relative to the prior year quarter. We expect a continued decline in ENABLEX net sales in 2013 due in part to a shift in the promotional focus of our urology sales force.

Net sales of DORYX in the quarter ended March 31, 2013 were $19 million, a decrease of $11 million, or 37%, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended March 31, 2013 relative to the prior year quarter was due primarily to the introduction of generic competition for our DORYX 150 mg product in early May 2012. In April 2013, the FDA approved a 200 mg strength of DORYX (doxycycline hyclate) Delayed-Release Tablets. We anticipate that we will commercially launch DORYX Delayed-Release 200 mg Tablets in July 2013.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) in the quarter ended March 31, 2013 was $70 million, a decrease of $2 million, or 3%, compared with the prior year quarter, due primarily to a 14% decrease in product net sales. Our cost of sales as a percentage of product net sales increased from 11% in the quarter ended March 31, 2012 to 12% in the quarter ended March 31, 2013, due primarily to changes in the mix and volume of products sold.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2013 were $179 million, a decrease of $19 million, or 10%, from $198 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended March 31, 2013 relative to the prior year quarter decreased $8 million, or 33%, due primarily to a decrease in promotional expenses relative to the prior year quarter. Selling and distribution expenses for the quarter ended March 31, 2013 decreased $14 million, or 13%, compared to the prior year quarter, due primarily to a $10 million reduction in co-promote expenses as a result of the continued declines in ACTONEL net sales in Western Europe and Canada following the 2010 loss of exclusivity in both regions. Specifically, included in selling and distribution expenses were co-promote expenses of $50 million and $60 million in the quarters ended March 31, 2013 and 2012, respectively (of which, $44 million related to the United States and Puerto Rico in each quarter). General, administrative and other (“G&A”) expenses in the quarter ended March 31, 2013 increased $3 million, or 5%, as compared to the prior year quarter. The increase in G&A expenses in the quarter ended March 31, 2013 relative to the prior year quarter was due, in part, to an increase in professional and legal fees, offset, in part, by foreign currency gains of $1 million recorded in the quarter ended March 31, 2013 as compared to foreign currency losses of $3 million recorded in the prior year quarter.

Restructuring (Income) / Costs

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The restructuring did not impact our operations at our headquarters in Dublin, Ireland, our facilities in Dundalk, Ireland, Larne, Northern Ireland or Weiterstadt, Germany or our commercial operations in the United Kingdom. We determined to proceed with the restructuring following the completion of a strategic review of our operations in our Western European markets where our product ACTONEL lost exclusivity in late 2010.

In the quarter ended March 31, 2013, we recorded restructuring income of $1 million ($1 million, net of tax), which was comprised of pretax severance benefits of $2 million recorded based on estimated future payments in accordance with specific contractual terms and employee specific events, offset, in part, by non-personnel related costs of $1 million. In the quarter ended March 31, 2012, we recorded restructuring costs of $50 million ($42 million, net of tax), which were comprised of pretax severance costs of $50 million, as well as other non-personnel related costs of $1 million, which were offset by pension-related curtailment gains of $1 million. In computing adjusted CNI, we add back to CNI the after-tax impact of these restructuring (income) / costs. We do not expect to record any material expenses relating to the Western European restructuring in future periods.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2013 was flat as compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contract development groups, regulatory fees and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the timing and stages of development of our various R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended March 31, 2013 and 2012 was $110 million and $130 million, respectively. Our amortization methodology is calculated on either an economic benefit model or on a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product or product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of FDA exclusivity or an at-risk launch of a competing generic product, we may accelerate amortization or record an impairment charge in respect of the related intangible asset, which may be material. We expect our 2013 amortization expense to decline compared to 2012 as most of our intangible assets are amortized on an accelerated basis.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2013 was $65 million, an increase of $3 million, or 5%, compared to $62 million in the prior year quarter. Included in net interest expense for the quarters ended March 31, 2013 and 2012 were $10 million and $7 million, respectively, relating to the write-off of deferred loan costs associated with optional prepayments of $250 million and $350 million, respectively, of term loan indebtedness under our senior secured credit facilities. Excluding these write-offs of deferred loan costs, net interest expense for the quarter ended March 31, 2013 was flat as compared to the prior year quarter.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended March 31, 2013, we reported GAAP net income of $113 million, or $0.45 per diluted share, CNI of $231 million, and adjusted CNI of $232 million, or $0.92 per diluted share. Our earnings and adjusted CNI per share calculations for the quarter are based on 251.2 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs related to our debt. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2013, the marginal tax rate associated with the amortization of intangible assets was 5% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 11%. In calculating adjusted CNI in the quarter ended March 31, 2013, we excluded the $1 million after-tax impact of restructuring income relating to the Western European restructuring and the $2 million after-tax impact of litigation-related charges.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2013, our cash on hand was $290 million and our total outstanding debt was $3,682 million, which consisted of $2,425 million of term loan borrowings under our senior secured credit facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $7 million of unamortized premium related to the 7.75% Notes. We generated $114 million of cash from operating activities in the quarter ended March 31, 2013, compared with $208 million of cash from operating activities in the prior year quarter, a decrease of $94 million, due primarily to the timing of movements in working capital.

Additional Information Related to Net Sales

Period-over-period changes in the net sales of our products are a function of a number of factors, including changes in market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, the launch of new products, the loss of exclusivity for our products and transactions such as product acquisitions and dispositions may also, from time to time, impact our period over period net sales. We use IMS estimates of filled prescriptions for our products as a proxy for market demand in the United States. Although these estimates provide a broad indication of market trends for our products in the United States, the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales. When our unit sales to our direct customers in any period exceed market demand for our products by end-users (as measured by estimates of filled prescriptions or its equivalent in units), our sales in excess of demand must be absorbed before our direct customers begin to order again, thus potentially reducing our expected future unit sales. Conversely, when market demand by end-users of our products exceeds unit sales to our direct customers in any period, our expected future unit sales to our direct customers may increase. We refer to the estimated amount of inventory held by our direct customers and pharmacies and other organizations that purchase our product from our direct customers, which is generally measured by the estimated number of days of end-user demand on hand, as “pipeline inventory.” Pipeline inventories expand and contract in the normal course of business. As a result, our unit sales to our direct customers in any period may exceed or be less than actual market demand for our products by end-users (as measured by estimates of filled prescriptions). When comparing reported product sales between periods, it is important to not only consider market demand by end-users, but also to consider whether estimated pipeline inventories increased or decreased during each period.

2013 Financial Guidance

Based on our first quarter results and current outlook for the remainder of 2013, we are updating our guidance range for GAAP net income to reflect $1 million, net of tax, of restructuring income relating to the Western European restructuring, as well as $2 million, net of tax, of litigation-related charges. The after-tax impact of these items also has been excluded from our calculations of adjusted CNI and adjusted CNI per share, but we are not otherwise updating the guidance ranges for such items. For a complete overview of our updated full year 2013 guidance, including material assumptions, please refer to the table at the last page of this press release.

Investor Conference Call

We are hosting a conference call open to all interested parties on Friday, May 10, 2013 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (855) 859-2056 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay is 54569582.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition and our business plans, growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors and market conditions in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or those of third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems and regulatory reforms, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation, regulatory investigations or arbitration matters or an increase in the number of such matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2012, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis, of the Western European restructuring and litigation-related charges. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters ended March 31, 2013 and 2012. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our senior secured credit facilities.

Company Contacts:	Rochelle Fuhrmann
SVP, Finance
973-442-3281
rfuhrmann@wcrx.com

Kevin Crissey Director, Investor Relations 973-907-7084 kevin.crissey@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2013	March 31, 2012

REVENUE
Net sales	$578	$669
Other revenue	15	16

Total revenue	593	685

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization of intangible assets)	70	72
Selling, general and administrative	179	198
Restructuring (income) / costs	(1)	50
Research and development	25	25
Amortization of intangible assets	110	130
Interest expense, net	65	62

INCOME BEFORE TAXES	145	148
Provision for income taxes	32	35

NET INCOME	$113	$113

Earnings per share:
Basic	$0.45	$0.45
Diluted	$0.45	$0.45

RECONCILIATIONS:
GAAP Net income	$113	$113
+ Amortization of intangible assets, net of tax	105	124
+ Amortization and write-off of deferred loan costs, net of tax	13	12

CASH NET INCOME	$231	$249

Non-recurring, one-time charges included above:
+ Western European restructuring (income) / costs, net of tax	(1)	42
+ Litigation-related charges, net of tax	2	—

ADJUSTED CASH NET INCOME	$232	$291

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of	As of
	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$290	$474
Accounts receivable, net	235	195
Inventories, net	116	113
Prepaid expenses and other current assets	240	244

Total current assets	881	1,026

Other assets:
Property, plant and equipment, net	211	216
Intangible assets, net	1,707	1,817
Goodwill	1,029	1,029
Other non-current assets	102	130

TOTAL ASSETS	$3,930	$4,218

LIABILITIES
Current liabilities:
Accounts payable	$46	$29
Accrued expenses and other current liabilities	565	686
Current portion of long-term debt	184	179

Total current liabilities	795	894

Other liabilities:
Long-term debt, excluding current portion	3,498	3,796
Other non-current liabilities	123	128

Total liabilities	4,416	4,818

SHAREHOLDERS’ (DEFICIT)	(486)	(600)

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)	$3,930	$4,218

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	March 31, 2013	March 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$113	$113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11	9
Amortization of intangible assets	110	130
Amortization and write-off of deferred loan costs	14	12
Stock-based compensation expense	6	6
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid expenses and other current assets	(40)	20
(Increase) in inventories	(5)	(5)
(Decrease) in accounts payable, accrued expenses and other current liabilities	(116)	(85)
Increase in income taxes and other, net	21	8

Net cash provided by operating activities	$114	$208

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7)	(6)

Net cash (used in) investing activities	$(7)	$(6)

CASH FLOWS FROM FINANCING ACTIVITIES
Term repayments under senior secured credit facilities	(292)	(374)
Redemption of ordinary shares	—	(32)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	1	6
Other	1	—

Net cash (used in) financing activities	$(290)	$(400)

Effect of exchange rates on cash and cash equivalents	(1)	4

Net (decrease) in cash and cash equivalents	(184)	(194)
Cash and cash equivalents, beginning of period	474	616

Cash and cash equivalents, end of period	$290	$422

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	March 31, 2013	March 31, 2012
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$113	$113
+ Interest expense, as defined	65	62
+ Provision for income taxes	32	35
+ Non-cash stock-based compensation expense	6	6
+ Depreciation	11	9
+ Amortization of intangible assets	110	130
+ Restructuring (income) / costs	(1)	50
+ Other permitted add-backs	4	—

Adjusted EBITDA of WC plc, as defined	$340	$405

+ Expenses of WC plc and other	1	1

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$341	$406

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our senior secured credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2013	2012
Women’s Healthcare:
Oral Contraceptives
LOESTRIN 24 FE	$93	$108
LO LOESTRIN FE	52	28
Other Oral Contraceptives	6	6

Total Oral Contraceptives	151	142

Osteoporosis
ACTONEL(1)	111	146
ATELVIA	19	16

Total Osteoporosis	130	162

Hormone Therapy
ESTRACE Cream	53	52
Other Hormone Therapy	12	14

Total Hormone Therapy	65	66

Other women’s healthcare products	12	15

Total Women’s Healthcare	358	385

Gastroenterology:
ASACOL	153	211
DELZICOL	5	—

Total Gastroenterology	158	211

Urology:
ENABLEX	42	44

Dermatology:
DORYX	19	30

Other:
Other products net sales	7	12
Contract manufacturing product sales	6	2
Other revenue(2)	3	1

Total Revenue	$593	$685

(1)	Includes “other revenue” of $12 million and $15 million for the quarters ended March 31, 2013 and 2012, respectively, as reported in our condensed consolidated statement of operations, resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $12 million and $15 million for the quarters ended March 31, 2013 and 2012, respectively, as reported in our condensed consolidated statement of operations, resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSE

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2013	March 31, 2012
A&P	$16	$24
Selling and Distribution	95	109
G&A	68	65

Total SG&A	$179	$198

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2013 Full Year Financial Guidance

(In millions of U.S. dollars, except per share and percentage information)

	Prior Guidance February 2013	Current Guidance May 2013 (1)

Total Revenue	$ 2,300 to 2,400	$ 2,300 to 2,400
Gross Margin as a % of Total Revenue	87%	87% (2)
Total SG&A Expense	$ 750 to 800	$ 750 to 800 (3)
Total R&D Expense	$ 115 to 135	$ 115 to 135
Total Income Tax Provision	11%-12% of EBTA	11%-12% of Adjusted EBTA (4)
GAAP Net Income	$ 362 to 387	$ 361 to 386
Adjusted CNI	$ 805 to 830	$ 805 to 830 (5)
Adjusted CNI per share	$ 3.20 to 3.30	$ 3.20 to 3.30 (5)(6)

[1]

The 2013 guidance assumes that no new or additional generic equivalents of the Company’s ASACOL 400 mg/DELZICOL, ESTRACE Cream, LOESTRIN 24 FE or DORYX products will be approved and enter the U.S. market during 2013. In addition, the guidance does not: (i) assume the launch of any new products not yet approved by the FDA or (ii) account for the impact of future acquisitions, dispositions, partnerships, in-license transactions, any changes to the Company’s existing capital structure, business model, partnerships or in-license transactions or any adverse outcome to any litigation or government investigation. Any change in such assumptions could have a negative impact on the Company’s guidance. Also see “Forward Looking Statements” above.

[2]	Gross margin as a percentage of total revenue excludes the amortization and impairments of intangible assets.
[3]	Total SG&A expense does not include any amount that may be payable in connection with the potential adjudication or settlement of the Company’s outstanding litigations.
[4]	The 2013 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
[5]

A reconciliation of 2013 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization and impairment of intangibles ($418 million), (ii) the amortization and write-off of deferred loan costs ($25 million), (iii) the Western European restructuring income ($1 million) and (iv) litigation-related charges ($2 million).

[6]

Expected adjusted CNI per share is based on 251.5 million fully diluted ordinary shares. The Company did not redeem any ordinary shares under its current $250 million share redemption program in the quarter ended March 31, 2013, and the 2013 calculation of fully diluted ordinary shares does not include the impact of any ordinary shares that may be redeemed after March 31, 2013 pursuant to such share redemption program or otherwise.